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                                                                   Exhibit 10.23

                        SEPARATION AGREEMENT AND RELEASE


         THIS AGREEMENT is entered into this 31st day of January, 2003, by and between MYMETICS CORPORATION, a Delaware corporation ("Mymetics"), and DR. PETER
P. MCCANN ("Employee").

         WHEREAS, Employee has been employed by Mymetics as its President and Chief Executive Officer as set forth in the Employment Agreement by and between Mymetics and Employee dated March 18, 2002 (the "Employment Agreement"); and

         WHEREAS, Mymetics has decided to terminate the Employment Agreement;
and

         WHEREAS, Employee has agreed to resign from his position on the Board of Directors of Mymetics and resign from all other positions he holds with Mymetics and its affiliates and subsidiaries; and

         WHEREAS, Mymetics and Employee desire to set forth the terms and conditions of Employee's resignation; and

         WHEREAS, this Agreement is being offered solely for the purpose of attempting to settle any and all existing or potential outstanding disputes between the parties and is not an admission of any obligations or liability;

         NOW THEREFORE, in consideration of the settlement of any claims that either party to this Agreement may have against the other arising out of the employment relationship between the parties hereto and/or the termination of the Employee's employment with Mymetics and/or the March 18, 2002 Employment Agreement and/or any and all claims arising thereunder now or hereafter, and intending to be legally bound, the parties do hereby agree as follows:

                                    AGREEMENT

         1. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement, which is incorporated herein by reference, is terminated effective as of January 31, 2003, except for Sections 5.1, 5.2, 5.3, and 5.4, which will survive the termination of the Employment Agreement and shall remain in full force and effect.

         2. RESIGNATION FROM EMPLOYMENT. Employee agrees to resign from his position on the Board of Directors of Mymetics and resign from all other positions he holds with Mymetics and its affiliates and subsidiaries effective as of January 31, 2003. Employee agrees that he will leave Mymetics in an orderly, non-disruptive fashion.


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         3. CONSIDERATION. As consideration for entering into this Agreement,
Mymetics agrees to grant, pursuant to Mymetics Stock Option Plan, to Employee seventy-five thousand (75,000) options for Mymetics stock at a price to be determined as the trading value of Mymetics stock on January 31, 2003. Said grant will be made on January 31, 2003.

         Employee acknowledges that the consideration set forth in this Agreement constitutes consideration over and above anything of value that he would be entitled to but for this Agreement. Employee's acceptance of the consideration to be made hereunder is in full accord and satisfaction of all claims arising out of Employee's employment with Mymetics and/or the termination of the Employment Agreement, including but not limited to breach of contract, tort, or any federal, state, or municipal statute or ordinance relating to employment including, without limitation, any claim for wrongful discharge (under any state or federal law or statute), breach of contract, benefits under the plans, incentive compensation, vacation benefits, or other common law claims or claims in equity. Employee agrees that all benefits and incidents of his employment relationship with Mymetics ceased on January 31, 2003.

         4.       NON-DISPARAGEMENT AND CONFIDENTIALITY.

                  (a) Employee agrees that he will not in any way disparage or make negative comments regarding Mymetics or its directors, officers, employees, agents, attorneys, or consultants to any person. Mymetics, its directors, officers, employees, agents, attorneys, and consultants agree that they will not in any way disparage or make negative comments regarding Employee.

                  (b) The terms, conditions, amount, and fact of this Agreement (other than the fact of Employee's prior employment and his resignation), and the reasons therefor, shall at all times remain confidential. Neither Employee nor Mymetics will make, facilitate, or authorize any disclosure concerning this Agreement, or the reasons therefor, except for disclosures to Employee's immediate family, legal counsel and/or accountants for the respective parties, or as may be required by applicable laws, regulations, or judicial, governmental, or similar order or decree.

         5. NO ADMISSION OF LIABILITY. This Agreement will not constitute nor be deemed or construed to be an admission by Mymetics of discrimination of any kind or nature whatsoever against Employee or of any breach of any obligation of any kind or nature whatsoever, express or implied, to Employee. This Agreement shall not be deemed or construed to be an admission by Employee of any act of impropriety or wrongdoing.



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         6.       COOPERATION AND RETURN OF PROPERTY.

                  (a) Employee agrees to cooperate fully with Mymetics, its counsel, and other representatives with respect to any and all legal disputes involving matters arising during his employ in which he was involved or in which he is knowledgeable of relevant information. Employee further agrees to cooperate fully with Mymetics to complete the transition of all matters with which Employee is familiar or for which Employee has responsibility and to be reasonably available to answer questions and assist in such matters.

                  (b) Promptly following the execution hereof, Employee shall return to Mymetics any and all tangible personal property that belongs to Mymetics and that is in Employee's possession. Such property may consist of, without limitation, computers, fax machines, books and other resource materials, office supplies, communications equipment, documents, files, computer disks and other electronic media, tools, equipment, and other property of Mymetics, including all correspondence, memoranda, drawings, blueprints, manuals, letters, notes, reports, flow-charts, training and marketing materials, and related documents, proposals, plans, and any documents concerning Mymetics' customers or prospective customers or concerning products or processes used or developed by Mymetics. Without limiting the foregoing, Employee will promptly deliver to Mymetics any and all other documents or materials containing or constituting confidential or proprietary information (as described in the Employment Agreement).

         7. RELEASE. Employee does hereby absolutely, irrevocably, and unconditionally release and forever discharge Mymetics and its successors, assigns, directors, officers, employees, agents, and attorneys from any and all actions, causes of actions, damages (including but not limited to wages, benefits, emotional distress, pain and suffering, humiliation), suits, claims, complaints, costs, and demands whatsoever, at law or in equity, which he ever had, now has, or hereafter may have, whether known or unknown by him as of the date hereof, by reason of or in any way related to his employment, separation from employment, loss of employment, ownership (if any) of equity or stock options to purchase equity in Mymetics, or the forfeiture or termination of such equity or the right to obtain such equity, including but not limited to breach of contract, breach of fiduciary duty, shareholder derivative claims (or similar shareholder claims), tort, or any federal, state, or municipal statute or local ordinance relating to employment including, without limitation, any claim for wrongful discharge, breach of contract, benefits under plans or programs, including without limitation, any severance or termination pay program, or other common law claims or claims in equity and all statutes and ordinances concerning employment discrimination on account of, but not limited to, sex, race, age, religion, national origin, familial status, military status, and disability, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, Delaware's Discrimination in Employment Law, Maryland's fair


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employment practices laws, Delaware's Wage Payment and Collection Act, and the
Maryland Wage Payment and Collection Law. In addition, Employee also releases Mymetics and waives any right to or claim for any and all attorneys' fees, including litigation expenses and costs that Employee or his counsel may claim under any statute, regulation, or at common law or in equity, including but not limited to those set forth in this Section.

         8. RECOVERY OF PAYMENTS. This Agreement may be pled as a complete defense and bar to any claims Employee may bring against Mymetics arising in any way from his employment with Mymetics or resignation therefrom. In the event a court of competent jurisdiction determines that Employee breached any of his obligations hereunder, Mymetics will be entitled to recover the consideration given under this Agreement and to obtain all other relief provided by law or equity.

         9. JUDICIAL ENFORCEMENT. Ten (10) days before any party hereto institutes any action to enforce the rights set forth in this Agreement, written notice of the intention to sue shall be given by certified mail by said party to the other party. During the above-mentioned ten (10) day period, the parties hereto will make a reasonable effort to amicably resolve any disagreement that has arisen between them.

         10. GOVERNING LAW. Should any dispute arise concerning the interpretation of this Agreement, it will be interpreted under the laws of the State of Delaware.

         11. CONSULTATION WITH COUNSEL. Employee is advised to consult an attorney about this Agreement, and by executing this Agreement, Employee acknowledges that he has been so advised.

         12. ATTORNEYS' FEES. Each party shall pay its own legal fees and expenses in connection with this Agreement.

         13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the matters contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         14. ARBITRATION. Any controversy, claim, or dispute between the parties concerning this Agreement or the breach thereof shall be finally settled by arbitration in Pittsburgh, Pennsylvania, pursuant to the rules of the American Arbitration Association regarding employment disputes. In such instances, it is agreed that the dispute shall be submitted to final and binding arbitration by one arbitrator; provided, however, that either party may request that there be three arbitrators, in which case each party shall select one arbitrator, and the two arbitrators so selected shall select a third. All costs of arbitration (other than the costs of a party's own witnesses and professional advisors) shall be split equally between the parties.

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         15. EQUITABLE RELIEF. Notwithstanding Section 14 "Arbitration," the
parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the other in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and shall have the right to specifically enforce this Agreement and the terms and provisions hereof against the breaching party in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. The parties further agree that Section 14 "Arbitration" is not intended to be a bar to either party seeking injunctive relief by filing an action in an appropriate court.

         16. HEADINGS. All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

         17. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, and assigns of the Employee and upon the successors and assigns of Mymetics and the other members of Mymetics, provided that this clause does not in any way alter the rights of the Employee with respect to the Mymetics Stock Option Plan or grant to the Employee the right to assign the Mymetics Stock Option Plan or any of them, or any of his rights thereunder.

         18. SEVERABILITY. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the general release language were ruled to be unenforceable as a result of an action filed by Employee or at Employee's direction, Employee shall return the consideration given hereunder to Mymetics. Provided, however, Mymetics and Employee shall first use their best efforts to negotiate in good faith an enforceable general release.



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         By signing this Separation Agreement and Release, the parties hereto acknowledge that they understand this Agreement and enter into it voluntarily, that this is a complete settlement and release agreement and that there are no written or oral understandings or agreements that are not set forth herein.

         WITNESS the due execution hereof as of the date first set forth above.


                                        MYMETICS CORPORATION


                                        By:/s/Michael K. Allio
                                           ------------------------------------
                                           MICHAEL K. ALLIO
                                           CHAIRMAN OF THE BOARD

                                        Dated:
                                              ---------------------------------



WITNESS:


____________________________            /s/ Peter P. McCann
                                           ------------------------------------
                                        DR. PETER P. MCCANN

                                        Dated:
                                              ---------------------------------